Exhibit 5.1
[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]
August 17, 2020
ZoomInfo Technologies Inc.
805 Broadway Street, Suite 900
Vancouver, Washington 98660
Ladies and Gentlemen:
We have acted as counsel to ZoomInfo Technologies Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale by certain selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of an aggregate of 13,800,000 shares of Class A Common Stock of the Company, par value $0.01 per share (together with any additional shares of such stock that may be sold by the Selling Stockholders pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”), issuable upon (i) exchange of common limited liability company interests (“OpCo Units”) of ZoomInfo Holdings LLC, a Delaware limited liability company (“OpCo”), or common limited liability company interests (“HoldCo Units”) of ZoomInfo Intermediate Holdings LLC, a Delaware limited liability company (“HoldCo”), in each case paired with shares of Class B Common Stock of the Company, par value $0.01 per share, or (ii) conversion of shares of Class C Common Stock of the Company, par value $0.01 per share (“Class C Common Stock”), as applicable.
We have examined the Registration Statement; and the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”), the Fifth Amended and Restated Limited Liability Company Agreement of OpCo (the “OpCo Agreement”), dated as of June 3, 2020,

ZoomInfo Technologies Inc.	2	August 17, 2020
among OpCo, the Company, HoldCo and the members party thereto, and the Amended and Restated Limited Liability Company Agreement of HoldCo (the “HoldCo Agreement”), dated as of June 3, 2020, among HoldCo, the Company and the members party thereto, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Shares are issued upon the exchange of OpCo Units in accordance with the OpCo Agreement, upon the exchange of HoldCo Units in accordance with the HoldCo Agreement, or upon the conversion of shares of Class C Common Stock in accordance with the Certificate, as applicable, the Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP